Exhibit 99.3

Press Release	Source: MobilePro Corp.

MobilePro Corp. Closes Acquisition of ShreveNet, Inc.
Thursday June 3, 12:01 pm ET

Deal Expected to Be Accretive to Earnings, Add More Than $1.8 MM in Revenue

BETHESDA, Md., June 3 /PRNewswire-FirstCall/ — MobilePro Corp. (OTC Bulletin Board: MOBL — News) announced today the company has closed its acquisition of ShreveNet, Inc., a Shreveport, Louisiana-based Internet services provider with operations in Louisiana and Texas (http://www.shreve.net). The deal is expected to add more than $1.8 million in annualized revenue and to be accretive to MobilePro’s earnings.
• (Logo: http://www.newscom.com/cgi-bin/prnh/20040414/FLWLOGOLOGO )

Jay Wright, MobilePro president and CEO, said, “Closing ShreveNet represents another positive step for MobilePro as we continue to build our telecommunications platform. Allen Marsalis is one of the top technical minds in the business, and we welcome him to MobilePro. We expect this acquisition to be accretive to our earnings for the fiscal year that began April 1, 2004.”

Allen Marsalis, CEO of ShreveNet, said, “I look forward to working with Jay Wright, Jack Beech and the rest of the MobilePro team as we expand throughout Louisiana and Texas. MobilePro’s financial strength and the management team’s vision and demonstrated execution of its plan to become a large, profitable company were key factors in our decision to join forces with MobilePro.”

About ShreveNet

Founded in 1996, ShreveNet offers complete broadband and dial-up Internet access for individuals and businesses with a full range of connections including wireless, T-1 and DSL as well as hosting and collocation services. ShreveNet is based in Shreveport, Louisiana with operations in both Louisiana and Texas.

About MobilePro Corp.

MobilePro Corp. is a wireless technology and broadband Internet services company based in Bethesda, Maryland with operations in Hurst, Dallas and Beaumont, Texas and Shreveport, Louisiana. The company is focused on creating shareholder value by developing innovative wireless technologies, acquiring and growing profitable broadband Internet service providers and forging strategic alliances with well-positioned companies in complementary product lines and industries.

An investment profile about MobilePro Corp. may be found online at
http://www.hawkassociates.com/mobilepro/profile.htm

For more information, contact MobilePro CEO, Jay Wright at (301) 315-9040. For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383, email: info@hawkassociates.com. Detailed information about MobilePro can be found on the website http://www.mobileprocorp.com. An online investor kit including copies of MobilePro press releases, current price quotes, stock charts and other valuable information for investors may be found on the website http://www.hawkassociates.com.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements including MobilePro’s ability to obtain future financing on favorable terms, changes in the wireless and telecommunications industries that compel it to alter its present business strategy, MobilePro’s ability to attract management capable of implementing its existing or future business strategy and the risk factors set forth in MobilePro’s SB-2 registration statement. Results actually achieved may differ materially from expected results included in these statements as a result of these factors or others.